Executive Compensation

This employment agreement with has been entered into February, 25, 2005 by Brandmakers, Inc. (BMKS) and Ted Benghait (Benghait). This agreement can be terminated by us at any time, subject to certain severance obligations as described below, and by the employee upon thirty (30) days advance written notice. This employment agreement will include a confidentiality clause and a non-compete provision.

Recitals
BMKS is a business development corporation that assists private and public companies in financial consulting and private investment banking activities. Currently BMKS is a 12(g) reporting company that has been delisted to the Pinksheets for failure to comply with SEC reporting requirements. It is the interest of management to position BMKS as a Reporting 1940 Act The definitions of a 1940 Investment company is an entity that holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; for proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 percent of the value of such issuer's total assets.


1.0 Duties
This Agreement the position as Director which duties will be advising and establishing business policies for the growth of the business model, including the review and critique budgetary proposals and implement the Company?s procedures and policies

1.1	It is agreed by Benghait that the one policy that will
withstand immediately is the non dilution of officers and
directors, they being Gary F. Labrozzi and Joaquin Soler.
In addition to that there will be no act or attempt to
oust any of the directors including Benghait with
unanimous consent of Gary F. Labrozzi, Joaquin Soler and
Ted Benghait.
1.2	Issuance of stock, it is agreed that Benghait cannot issue
any stock without unanimous signatures of the Board Of
Directors
1.3	Disbursement of company proceeds, it is agreed that
Benghait cannot disburse stock or cash from BMKS accounts
without the unanimous signatures of the Board Of
Directors.
1.4	Benghait shall have a Hold Harmless: BMKS agrees to
indemnify and hold harmless from and against any losses, claims, damages, liabilities or expense of any sort or nature (including, without limitation, reasonable counsel, accountant or expert witness fees and expenses) arising or resulting from any actual or threatened investigations, actions, suits, proceedings, arbitrations or claims by third parties or any government or regulatory agency, self regulatory organization, securities market (including, without limitation, the National Association of Securities Dealers, the American
Stock Exchange, and their affiliated entities) which arise out of or are related to violations of any federal or state securities laws or other laws by BMKS, or are otherwise due to BMKS?s gross negligence, misrepresentation willful misconduct or unlawful conduct.

2.0 Compensation

Employee shall received a salary of $1.00 beginning upon the execution of this agreement. Since the Company is a going concern no cash salary will be given, however the employee shall receive 4,000,000 upon execution of this Agreement and on or at the anniversary of every year of this Agreement in effect Benghait shall receive 250,000 shares.

2.1 In the event that there is revenue generated from a Share Exchange, Merger/Acquisition and/or a Reverse Merger Spin-off then the compensation will be 33% delivered in the form of stock and cash or a combination of both as compensation on each deal aside from BMKS?s revenue.


2.2 Stock Exposure/Public Relations: then the compensation will be 10% delivered in the form of stock and cash or a combination of both as compensation on each deal aside from BMKS?s revenue.


3.0 Change of Control Agreements

In the event a change of control with each of our executive officers providing for severance payments and accelerated vesting of options in the event the employment of the executive officer is terminated in connection with a Change of Control. Change of Control is defined in these Agreements to include (i) mergers or consolidations in which our shareholders own less than 50% of the resulting company; (ii) acquisition by a person or group of 20% or more of the total combined voting power of our outstanding securities; (iii) sale of substantially all of our property or assets to anyone other than a wholly-owned subsidiary; (iv) a change in the Board of Directors which results in continuing directors representing less than 70% of the Board; and (v) entering into a letter of intent or agreement relating to one of the preceding events that actually results in a Change of Control or commencement of a tender offer, exchange offer or proxy contest that ultimately results in an event described in items
(ii) or (iv) preceding.

 In the event of a ?Change of Control Termination,? which is defined to include termination of employment by the executive officer if he or she believes that certain actions adverse to him or her have occurred in connection with a Change of Control, the executive officer is entitled to severance benefits, continued coverage under the employer?s life, health and dental plans and immediate vesting of all stock options held by the executive officer. The severance benefit .05% of the total issued and outstanding shares the Company and an acceleration of the anniversary shares

4.0 Non Compete
This Agreement encompasses and any and all entities he controls or has significant business relationships with (hereinafter collectively referred to as ?Employee/Contractor?) in an effort to (1) assure the protection and preservation of the confidential and/or proprietary nature of information disclosed or made available, or to be disclosed or made available, to each other in connection with certain discussions and/or negotiations with respect to the subject or subjects summarized and so stated below; and (2) to prevent circumvention by Employee/Contractor against BMKS related to a ?Protected Party? (as defined below) which shall be disclosed to Employee/Contractor by BMKS subsequent to the execution of this Agreement.

Whereas the parties desire to assure the confidential status of the information which may be disclosed to each other;

Now, therefore, in reliance upon and in consideration of the following undertakings, the parties agree as follows:

a) Subject to the limitations set forth in Paragraph 2, all information disclosed to the other party shall be deemed
"proprietary information." In particular, proprietary information shall be deemed to include any information, including but not limited to a marketing technique, publicity technique, public relations technique, process, algorithm, program, design, drawing, mask work, formula, or test data research, work in progress, future development, engineering, manufacturing, marketing, servicing, financing, or personal matter relating to the disclosing party, its present or future products, sales, suppliers, clients, customers, employees, investors, or business, whether in whole or in part, oral, written, graphic, or in an electronic form.

b) The term "proprietary information" shall not be deemed to include any information which (i) is now, or hereafter becomes, through no act or failure to act on the part of receiving party, generally known or available information;
(ii) is known by the receiving party at the time of receiving such information as evidenced by its records;
(iii) is hereafter furnished to the receiving party by a third party, as a matter of right and without restriction on non-disclosure; (iv) is independently developed by the receiving party without reference to the information disclosed hereunder; or (v) is the subject of a written permission to disclose provided by the disclosing party.

c) Not withstanding any other provision of this Agreement, disclosure of proprietary information shall not be precluded if such disclosure:

Is in response to a valid order of a Court or other governmental body of the United States of America, or any other political subdivision thereof; Is otherwise required by law; or Is otherwise necessary to establish rights or enforce obligations under this agreement, but only to the extent that any such disclosure is necessary.

d) In the event that the receiving party is requested in any proceedings before a court or any governmental body to disclose proprietary information, it shall give disclosing party prompt notice of such request so that the disclosing party may seek an appropriate protective order. If in the absence of a protective order, the receiving party is nonetheless compelled to disclose proprietary information, the receiving party may disclose such information without liability hereunder; provided however, that such party gives the disclosing party advanced written notice of the information to be disclosed and upon the request and at the expense of the disclosing party, uses its best efforts to obtain assurances that confidential treatment will be accorded to such information.

e) Each party shall maintain trust and confidence and not disclose to any third party or use for any unauthorized purpose any proprietary information received from the other party. Each party may use such proprietary information in the extent required to accomplish the purpose of the discussions with respect to the subject. Proprietary information shall not be used for any purpose or in any manner that would constitute a violation of a valid law or regulation, including without limitation, export control law of the United States of America or Canada. No other rights or licenses to trademarks, inventions, copyrights or patents are implied or granted under this Agreement.

f) Proprietary information supplied shall not be reproduced in any form except as required to accomplish the intent of this Agreement.

The responsibilities of the parties are limited to using their best efforts to protect the proprietary information received with the same degree of care used to protect their own proprietary information from unauthorized use or disclosure. Both parties shall advise their employees or agents who might have access to such proprietary information of the confidential nature of said proprietary information and that by receiving such information, they are agreeing to be bound by this Agreement. No proprietary information shall be disclosed to any officer, employee, or agent of either party who does not have a need for such information for the purpose of the discussions which are the subject of this Agreement.

g) All proprietary information (including all copies thereof) shall remain the property of the disclosing party and shall be returned to the disclosing party after the party's need for such information has expired, or upon request by the disclosing party, and in any event, upon completion or termination of this Agreement. The receiving party further agrees to destroy all notes and copies thereof made by its officers and employees containing or based on any proprietary information and to cause all agents and representatives to whom or which proprietary information has been disclosed to destroy all notes and copies in their possession that contain proprietary information. This Agreement shall survive any termination of the discussions which are the subject of this Agreement, and shall continue in full force and effect until such time as parties mutually agree to terminate it.

h) This Agreement shall be governed by the laws of the United States of America, in Miami-Dade county, the State
Florida and as those laws that are applied to contracts entered into and to be performed in that state. Should any revision or part of this Agreement be determined to be void, invalid, or otherwise unenforceable by any Court or tribunal of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

i) This Agreement contains the full and final, complete and exclusive terms of the parties relating to the subject from which this Agreement was created. This Agreement shall supercede any prior agreement, whether oral or written.
This Agreement may not be changed and or otherwise modified or amended except with a subsequent written instrument executed by both/all parties.

j) Each party acknowledges and agrees that in the event of any breach by either party, including without limitations, the actual or threatened disclosure of a disclosing party's proprietary information without the prior express written consent of said party, the disclosing party will suffer irreparable damage and injury such that no remedy at law will afford adequate protection against or appropriate compensation for such injury. Accordingly, each party hereby agrees that the other party shall be entitled to specific performance of a receiving party's obligations under this Agreement. As well, further injunctive relief may be sought, and granted by a Court of competent jurisdiction.

k) Non-Circumvention.  During this Agreement, and for a
period of no less than two years after its termination, if
the 	Employee/Contractor engages in any financial or
other business transaction with any BMKS Protected Party,
then the Employee/Contractor 	shall pay BMKS, immediately
upon the closing of that transaction, compensation (in cash
and equity) equal to the 	amount of financial benefit
gained by Employee/Contractor.   The term ?BMKS Protected
Party? shall mean any person or entity 	that either BMKS
introduced to the Employee/Contractor in connection with
this Agreement, or a third party person or entity that
	has a business or other affiliation with any person or entity that BMKS introduced to the Employee/Contractor in
connection with 	BMKS?s services under this Agreement.

l) No Contact With Protected Party.  Unless authorized by
BMKS in writing, under no other circumstances, shall Employee/Contractor make any effort to contact a BMKS
Protected Party. Any and all contact information regarding the proprietary information is being provided solely for evaluative purposes only. The evaluative nature of this information is meant solely to assist Employee/Contractor in deciding whether or not they wish to execute a compensatory arrangement with BMKS with respect to a potential business dealing with the BMKS Protected Party.


Both parties have agreed by signing below:


________________________________________
Ted Benghait, Director



_________________________________________
Frank Labrozzi CEO